 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 18, 2017

JRjr33, INC.
(Exact name of registrant as specified in its charter)

Florida	Commission	98-0534701
(State or other jurisdiction	File No.: 001-36755	(IRS Employer
of incorporation or organization)		Identification No.)

2950 North Harwood Street, 22nd Floor, Dallas, Texas 75201
(Address of principal executive offices and zip code)

(469) 913-4115
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 18, 2017, JRjr 33, Inc. (the “Company”) received a letter from the NYSE MKT LLC (the “NYSE”) notifying the Company that it is not in compliance with Section 802.01E of the NYSE Listed Company Manual as a result of its failure to timely file its Annual Report on Form 10-K for the year ended December 31, 2016 (the “Form 10-K”) with the Securities and Exchange Commission. The filing of the report is a condition for the Company’s continued listing on the NYSE MKT as required by Sections 134 and 1101 of the NYSE Company Guide.

The Company primarily attributes the delay to fieldwork beginning later than planned as a result of its decision to change auditors and other professionals involved in assisting it with its filing process. The Company intends to file the Form 10-K as soon as reasonably practicable after completion of the audit. The Company must submit a plan to the NYSE by May 18, 2017 advising of actions it has taken or will take to regain compliance with the continued listed standards. The Company can regain compliance with the NYSE listing standards before October 18, 2017 by filing the Form 10-K with the SEC prior to that date. If the Company fails to file the Form 10-K by the NYSE’s compliance deadline, the NYSE may grant, at its sole discretion, an extension of up to six additional months for the Company to regain compliance, depending on the specific circumstances. The letter from the NYSE also notes that the NYSE may nevertheless commence delisting proceedings at any time if it deems that the circumstances warrant.

Until the Company files the Form 10-K, the Company’s common stock will remain listed on the NYSE under the symbol “JRJR,” but will be assigned a late filer (“LF”) indicator to signify late filing status and the Company will be posted to the late filers list on the Listing Standards Filing Status page on the NYSE website.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits
    Exhibit 99.1 Press release issued by JRjr33, Inc. dated April 19, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

JRjr33, Inc.

Date: April 20, 2017	By:	/s/ John P. Rochon
John P. Rochon
Chief Executive Officer and President

EXHIBIT INDEX

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press release issued by JRjr33, Inc. dated April 19, 2017